EXHIBIT 2.2


                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment") is made as of February 6, 2003, by and between LDMI TELECOMMUNICATIONS, INC., a Michigan corporation, ("Buyer"), and MPOWER COMMUNICATIONS CORP., a Nevada corporation ("MCC") and MPOWER LEASE CORP., a Nevada corporation ("MLC" and, collectively with MCC, the "Seller").

         The Buyer and the Seller are parties to an Asset Purchase Agreement, dated January 8, 2003 (the "Agreement"), whereby Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller, the Acquired Assets (as defined in the Agreement) upon such terms and subject to the conditions of the Agreement.

         The Buyer and the Seller wish to amend the Agreement in the manner provided herein in order to reflect certain matters agreed to between the Seller and the Buyer subsequent to the date of the Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the respective covenants, representations, warranties and conditions set forth in the Agreement as amended by this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. All capitalized terms which are used in this Amendment without definition will have the meanings given to such terms in the Agreement.

         2. Section 1.7(a) of the Agreement is hereby amended in its entirety to read as follows:

            (a) The purchase price for the Acquired Assets shall be One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) (the "Initial Purchase Price"), subject to certain prorations as described in
         Section 1.7(b), plus the Revenue-Based Consideration as described in
         Section 1.8 (the Initial Purchase Price and the Revenue-Based Consideration, collectively, the "Purchase Price"). The Initial Purchase Price shall be deposited by Buyer not later than five business days after the date of the Amendment into an escrow account to be held by JPMorgan Chase Bank (the "Escrow Agent") in accordance with the terms of that certain Escrow Agreement, dated as of the date of the Amendment, among the Buyer, the Seller and the Escrow Agent (the "Escrow Agreement"), and to be paid at the First Closing by wire transfer to an account specified by Seller in accordance with the terms of the Escrow Agreement.

         3. Section 1.8 of the Agreement is hereby amended in its entirety to read as follows:

            1.8 Revenue-Based Consideration. Subject to adjustment as provided herein, the "Revenue-Based Consideration" will be equal to the sum of
         (i) the total revenue generated during the thirty day period ending February 28, 2003 (the "Second Month Revenue Period") by the customers of the Business as of January 8,


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         2003 for Services provided to such customers by Seller prior to
         January 8, 2003, net of allowance for bad debt, sales credits and other normal and customary adjustments, calculated in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), multiplied by two (the "Second Month Consideration") and
         (ii) the total revenue generated during the thirty day period ending April 30, 2003 (the "Fourth Month Revenue Period") by the customers of the Business as of January 8, 2003 for Services provided by the Seller prior to January 8, 2003, net of allowance for bad debt, sales credits and other normal and customary adjustments (the "Fourth Month Consideration"). The Revenue-Based Consideration shall be adjusted by deducting a credit (the "RBC Credit") of 1/2 of the Transfer Expenses (as defined in Section 9.10) incurred by Buyer pursuant to Section 5.14; provided, however, that the RBC Credit shall have a maximum value of $400,000. The amount of the Revenue-Based Consideration shall be paid by wire transfer by Buyer to an account specified by Seller. As soon as practicable, but in no event more than 2 business days, after the calculation of each of the Second Month Consideration and the Fourth Month Consideration becomes binding and conclusive on the parties pursuant to Section 1.9, or, if later, on the First Closing Date, Buyer shall make the wire transfer payment provided for in this
         Section 1.8.

         4. Schedule 1.10 to the Agreement is hereby amended in its entirety to read as follows:

            Two Hundred and Fifty Thousand Dollars ($250,000) of the Purchase Price and Assumed Liabilities will be allocated to the Noncompetition Agreement, One Hundred Thousand Dollars ($100,000) of the Purchase Price and Assumed Liabilities will be allocated to customer lists included in the Acquired Assets and the remainder will be allocated among fixed assets included in the Acquired Assets, based on their respective fair market values.

         5. The first paragraph of Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

            (a) Subject to the conditions set forth in this Agreement, the purchase and sale of the Acquired Assets (other than the Regulated Assets) pursuant to this Agreement (the "First Closing") shall take place at the offices of Buyer's counsel, at 400 Renaissance Center, Detroit, Michigan 48243, at 10:00 o'clock A.M., local time, at the later of (i) March 4, 2003 (ii) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6.1 and 6.2, or (iii) at such other time, place and date as shall be mutually agreed on by Buyer and Seller in writing. The date on which the First Closing is to occur is herein referred to as the "First Closing Date" and the First Closing shall be deemed to be effective as of the opening of business on the First Closing Date.


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         6. Schedule 3.3 to the Agreement is hereby amended in its entirety to read as follows:

            Federal Communications Commission Approval to transfer assets as required by 47 CFR ss.63.04.

            Federal Communications Commission Approval to transfer assets as required by 47 CFR ss.63.24.

            Schedule 3.12(b) Material Contracts Requiring Consents incorporated herein by reference.

         7. Section 7.6 of the Agreement is hereby amended in its entirety to read as follows:

            7.6 Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefore, Buyer may set off any amount to which it may be entitled under this Article VII against amounts otherwise payable to Seller as the Net Revenue Adjustment and deposit such amount in escrow, pending resolution of such indemnification claim in accordance with Section 9.2 of this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         8. Section 8.1 of the Agreement is hereby amended in its entirety to read as follows:

            8.1 Termination. This Agreement may be terminated at any time prior to First Closing:

                (a) by mutual consent of Buyer and Seller;

                (b) by either Buyer or Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement;

                (c) by Buyer or Seller if the First Closing shall not have occurred by April 28, 2003 by reason of the material failure of the other party to meet any of the conditions specified in Sections 6.1 or 6.2, as the case may be, and such failure has not been waived by the terminating party (unless the failure results primarily from terminating party itself breaching any representation, warranty or covenant contained in this Agreement);

                (d) by either Buyer or Seller if a court of competent
            jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or


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                (e) by Seller if the First Closing shall not have occurred by
            May 5, 2003 by reason of the failure of the Seller to obtain all consents as required by Section 6.1(d), unless such condition is waived by Buyer and Buyer indemnifies Seller for all costs and expenses incurred as a result of the consummation of the transactions contemplated by this Agreement without obtaining such consents.

            This Agreement may be terminated at any time after the First Closing but prior to Second Closing:

                (x) by mutual consent of Buyer and Seller;

                (y) by either Buyer or Seller if a court of competent
            jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                (z) by either Buyer or Seller by written notice to the other party if the Second Closing shall not have been consummated on or before May 12, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(z) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Second Closing to occur on or prior to such date.

         9. Each of Buyer and Seller hereby confirm that, except for (i) the passage of the requisite period of time of notification of customers of the Business informing them of the transfer of those customers from Seller to Buyer pursuant to 47 C.F.R. 64.1120(e) and (ii) the obtaining of assurances from MPSC staff as described on Schedule 4.3, the obligations of each of the Buyer and the Seller to consummate the transactions provided for by the Agreement are subject to having obtained, prior to the First Closing, all material consents, authorizations, assignments, registrations and waivers from third parties and governmental agencies necessary to permit the transactions contemplated by the Agreement.

         10. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import will mean and be a reference to the Agreement, as amended hereby.

         11. Except as specifically amended hereby, the Agreement will remain in full force and effect, and is hereby ratified and confirmed.

         12. This Amendment shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law).


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         13. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment will be binding on any party hereto once signed by such party and a signature by facsimile, with an original hard copy to follow, will be deemed to be due execution.


                           [Signatures on next page.]



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                LDMI TELECOMMUNICATIONS, INC.

                                                By:  /s/ Patrick A. O'Leary
                                                     ---------------------------
                                                Its:  Chief Executive Officer
                                                      --------------------------

                                                MPOWER COMMUNICATIONS CORP.

                                                By:  /s/ Russell Zuckerman
                                                     ---------------------------
                                                Its:  Senior Vice President and
                                                      General Counsel
                                                      --------------------------

                                                MPOWER LEASE CORP.

                                                By:  /s/ Russell Zuckerman
                                                     ---------------------------
                                                Its:  Senior Vice President and
                                                      General Counsel
                                                      --------------------------